                                                Filed Pursuant to Rule 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-43727


(LOCAL FINANCIAL          LOCAL FINANCIAL CORPORATION
  CORP. LOGO)                  AMENDMENT NO. 1 TO
                            SUPPLEMENT TO PROSPECTUS
                              DATED APRIL 20, 1998


     This supplement (this "Supplement") to the Local Financial Corporation ("Local Financial") prospectus dated April 20, 1998 (the "Prospectus") supplements and amends the information set forth under the heading "Selling Shareholders" in the Prospectus. This Supplement adds the following persons and information about the number of shares of Common Stock and principal amount of Senior Notes owned and offered by such persons to the table of Selling Shareholders listed in the Prospectus. Capitalized terms used but not defined in this Supplement are used as defined in the Prospectus.

                                                       NUMBER OF SHARES OF         PRINCIPAL AMOUNT OF
                                                           COMMON STOCK         SENIOR NOTES BENEFICIALLY
                                                      BENEFICIALLY OWNED AND        OWNED AND OFFERED
NAME OF SELLING HOLDER                                    OFFERED HEREBY                 HEREBY
----------------------                                ----------------------    -------------------------
David N. Brown......................................               --                    100,000
College Retirement Equities Fund....................           65,000                         --
Lorraine -- Urethane Employee Pension Voluntary
  Contribution......................................           10,000                         --
Putnam Funds Trust -- Putnam High Yield Trust II....        1,300,000                         --
Putnam High Yield Fixed Income Fund, LLC............          200,000                         --
Seneca Capital......................................           30,000                         --
Gordon V. Smith.....................................           55,000                         --
Dean V. and Barbara O. White........................           50,000                         --

                  THE DATE OF THIS SUPPLEMENT IS JUNE 10, 1998.